UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 5
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. Name and Address of Reporting Person
                                 EHRET, JOHN R.
                        3370 SAN FERNANDO ROAD, UNIT 206
                             LOS ANGELES, CA 90065

                   2. Issuer Name and Ticker or Trading Symbol
                               RF INDUSTRIES, LTD
                                     (RFIL)

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                           4. Statement for Month/Year
                                      10/02

                 5. If Amendment, Date of Original (Month/Year)

     6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
      (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other
                                 (specify below)
                                    DIRECTOR

           7. Individual or Joint/Group Filing (Check Applicable Line)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.     |2A.      | 3.    |4.Securities Acquired (A)     |5.Amount of     |6.Ownership   |7.Nature of   |
                           |Trans- |Deemed   |Trans- |   or Disposed of (D)         |  Securities    |  Form:       |  Indirect    |
                           |action |Execution|action |  (Inst.3,4 and 5             |  Beneficially  |  Direct(D)or |  Beneficial  |
                           |       |Date, if | Code  |                  | A/|       |  Owned Follow- |  Indirect(I) |  Ownership   |
                           | Date  | any     | Code|V|    Amount        | D | Price |  ing Reported  |  (Instr.4)   |  (Instr.4)   |
                           |       |         |       |                  |   |       |  Transaction(s)|              |              |
                           |       |         |       |                  |   |       |                |              |              |
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

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
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FORM 5 (CONTINUED)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (e.g., puts, calls, warrants, options, covertible securities)
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1.Title of   |2.Con-  |3.    |3A.      |4.    |5.Number of De|6.Date Exer  |7.Title and Amount|8.Price|9.Number  |10. |11.Nature of|
  Derivitive |version |Trans-|Deemed   |Trans-| rivative Secu| cisable and |  of Underlying   |of Deri|of Deriva |Dir |Indirect    |
  Secutiry   |or Exer |action|Execution|action| rities Acqui | Expiration  |  Securities      |vative |tive      |ect |Beneficial  |
  (Instr.3)  |cise    |      |Date, if |Code  | red(A) or Dis|Date(Month/  |  (Instr.3 & 4)   |Secu   |Securities|(D) |Ownership   |
             |Price of|      |any      |(Instr| posed of(D)  | Day/Year)   |                  |rity   |Benefi    |or  |            |
             |Deriva- |      |         |  8)  | Instr.3,4 & 5| Date |Expir |                  |       |ficially  |Ind |            |
             |tive    |      |         |      |       |      | Exer-|ation |        |Amount or|       |Owned at  |ire |            |
             |Secu-   |      |         |      |       |      | cisa-|Date  |        |Number of|       |End of    |ct  |            |
             |rity    |Date  |         |      |  (A)  |  (D) | ble  |      | Title  |Shares   |       |Year      |(I) |            |
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
STOCK OPTION   $1.76    10/              A      2,000         10/   10/   COMMON    2,000              -0-       D
                        31/                                   31/   31/
                        2002                                  2003  2012
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Explanation of Responses:

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                            /s/ John R. Ehret                November 4, 2002
                          ---------------------------------  -------------------
                          **Signature of Reporting Person     Date

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.